EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-64986 and 333-203913) on Form S-8 and registration statement (No. 333-274401) on Form S-3 of our reports dated February 26, 2024, with respect to the consolidated financial statements of Ziff Davis, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG, LLP

New York, New York
February 26, 2024